UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

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|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12

                                CHAD THERAPEUTICS
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                     [LOGO]
                                      CHAD
                                  THERAPEUTICS

August 18, 2003

Dear Fellow Chad Shareholder:

Shortly before last year's proxy contest, Chad had marked its return to annual profitability for the first time in four years. During our conversations with our shareholders, many of you asked us whether this turnaround was for real. We communicated to you our strong belief that those positive results marked the beginning of a long term upward trend at Chad. Chad's improving performance as reported in our first quarter earnings release continues to prove us right. These results are FACTS, not claims.

All the efforts we have put into turning Chad around have begun to bear fruit. Chad's turnaround phase is now complete and we have entered a new phase of growth and improving earnings. We had previously indicated after our strong first quarter that we expected continued strong revenue growth for the rest of this year and earnings in the range of $0.13 - 0.15.

We are pleased to report that our operating performance for the month of July has continued the strong growth trend that we reported in the first quarter of fiscal 2004. . Both revenues and net earnings* in July have come in ahead of the operating plan upon which the above expectations are based. In the first quarter revenues increased by 13% and net earnings increased by 26%. Our first quarter results were achieved even after we spent $60,000 for research and development efforts on the new product development program which was the subject of a press release earlier this year

We are taking the unusual step of publicly releasing this information to refute the misleading negative attacks on us launched by Monte McDowell, a dissident shareholder who has recently commenced his second costly and disruptive proxy contest against your Board. However, even with the additional cost that McDowell is inflicting on your Company, we are still comfortable with the above estimates.

                       As Owners, Directors and Officers,
                 We are Committed to Enhancing Shareholder Value

Your Board and Management combined own 827,455 shares, or 8.2% of the Company's outstanding stock, in addition to options to acquire an additional 5.3% (as of June 12, 2003, the date reported in our proxy statement). As owners, officers and directors, we have a strong interest in enhancing the value of Chad shares.

*unaudited

Although Chad is trading at approximately four times its low of $.50 reached in December, 2000, we, like you, want very much to see the stock trading at higher levels. As always, we are considering measures designed to increase Chad's market value.

During last year's contest, we told you that we had been considering the retention of an investor relations firm to increase our visibility in the investment community, but had delayed hiring one due to the expense of the proxy contest. After that fight was successfully completed , we kept our promise. We retained an experienced, professional IR firm, Neil Berkman Associates, Los Angeles, to accelerate the process of telling Chad's growth story to the investment community.

We firmly believe that as Chad's growth story continues to unfold, it will be reflected in the market by a higher stock price. It is our hope and expectation that Chad's growth and improving profitability will ultimately attract analyst coverage, and we have already begun speaking with firms that we feel would be likely candidates to follow Chad's stock. Although achieving all of our objectives for expanded sponsorship in the investment community will take time, we are well on our way to reaching our goals through improving financial performance.

                      The Election of McDowell to the Board
            Could Put Our Relationship with a Major Customer at Risk

We had previously cautioned you that McDowell's litigation against a leading Chad customer could jeopardize millions of dollars in annual revenue that we generate as a result of our excellent relationship with that customer. McDowell had not even disclosed any information about this lawsuit in his own preliminary proxy statement until we mentioned it in our August 4 letter.

McDowell would like you to believe that his adversarial relationship with our major customer will not have any impact on our relationship because (according to his proxy statement) during the course of the lawsuit, his company has continued to supply it with products "under its contractual relationship." The fact is that our relationship with this customer is on a purchase order basis, not a contractual one, so that the customer is free to order or not order from us as it chooses. Clearly, the antagonism fostered by the McDowell litigation could be harmful to our relationship with this customer if McDowell obtains a seat on your Board.

Should McDowell gain a seat on your Board, he would then have two separate relationships with this customer -one from his personally owned business and one from his role at Chad. Your Board is concerned that even apart from the lawsuit, this situation could present him with a potential conflict of interest as director.

                       Can You Afford To Believe McDowell?

McDowell is attempting to use the current trading level of our stock price as an excuse to launch into a misleading attack against the Company, its board, and management. His continuing effort to gain your vote and gain influence over Chad's affairs raises serious questions about the credibility of his own disruptive campaign.

How accurate is McDowell's criticism? In our August 4 letter, we showed how McDowell had significantly overstated the amount of bonuses paid to Chad employees last year. We also explained how other McDowell criticisms relating to the cost and manufacture of our products were based on distortions of the real situation at Chad and displayed a lack of understanding of Chad's manufacturing operations.

How sincere is McDowell's criticism? Consider the following: McDowell criticized us in last year's proxy contest for the decline in revenues of our TOTAL 02 Delivery System(R). However he didn't tell you that a substantial part of that revenue decrease was due to the sale of his own company (a buyer of Total 02 Systems) to a larger corporation that didn't use the Total 02 System.

In other words, last year McDowell didn't tell you that his own action in selling his company to a non-customer was a major contributor to a decline in TOTAL 02 System sales. However, McDowell complained - in our opinion, somewhat disingenuously - about the TOTAL 02 System revenue decline last year in his letter to shareholders and on that basis told you to vote his own nominees onto the board.

How realistic is McDowell's criticism? McDowell has criticized our marketing efforts and during our Nominating Committee telephone interview told us that we should replace all of our manufacturer's reps with direct sales reps. This is an extremely risky and potentially disastrous road for Chad to take, since the incremental cost of making this replacement is approximately $5 million annually. To spend that amount of money without a careful determination that the potential and actual benefits for each rep would outweigh their significantly higher costs could result in huge losses for our Company. We believe we have been addressing the situation in a much more responsible manner.

In the past year, as part of our own marketing initiatives, we have added four direct representatives to our sales force to cover certain strategic territories. While it is generally accepted that direct reps that sell only one company's products will produce greater sales than manufacturer's reps that sell for various companies, the cost of a direct rep can be substantially higher. In evaluating the impact of direct reps on our sales, we continually measure their increased sales against their higher costs.

Based on our evaluation of both the reps and of the demographics of the patient population in each region, it is clear to us that there are many territories that simply do not have the sales potential to support the higher cost of direct reps. Furthermore, it is critical to us that each direct rep that we hire prove within a reasonable amount of time that the added sales they can deliver will outweigh their added costs. To do a blanket hiring of direct reps, as McDowell has suggested to us, would cause us to incur an enormous expense without any assurance that the cost will be outweighed by significantly higher sales.

We intend to continue our program of selectively adding direct reps where they stand the best chance of delivering substantially higher sales and where the cost of doing so is not prohibitive. We do not believe we should gamble the company's entire financial well-being on this pursuit, as McDowell's plan would.

               One Board Seat is One Too Many to Give to McDowell

We had hoped that after the overwhelming defeat of his group last year that McDowell would adopt a more constructive attitude and attempt to engage in a dialogue with us if he were sincerely interested in enhancing shareholder value. Instead, McDowell has continued his bullying tactics and has made it clear to us that he has little interest in acting constructively with other directors, but will attempt to disrupt and dominate the board regardless of the cost to the Company.

McDowell's attitude is a continuation of his group's hostile approach from last year. In fact, McDowell purchased most of his shares in a private transaction from the largest dissident holder in last year's proxy contest. To the best of our knowledge, that holder, David L. Johnson, still owns several hundred thousand Chad shares.

We are deeply concerned that should McDowell gain a foothold on the board, it is possible that other members of that group will be encouraged to attempt to gain board seats once again. Three of last year's dissidents, including McDowell, serve together on the board of Maxus Realty Trust (MRTI). A fourth dissident, David L. Johnson, was also a board member and the chairman of MRTI through May of this year. According to the MRTI's proxy statement issued at that time, Johnson held an ownership interest in the trust's management company and ownership interests with McDowell in two partnerships, including one that made a loan to another dissident on the board. While the group may claim to have formally disbanded, it is apparent that the business relationships among its members have not ended.

                          A Question of Responsibility

In our August 4th letter, we pointed out that McDowell didn't even bother to meet in person with our Nominating Committee. Furthermore, when questions were raised about the answers in his nominee questionnaire, we found out that he had not personally completed or reviewed his own questionnaire, nor was he knowledgeable of its contents. McDowell's attitude raised a deep concern among your directors about how much attention he would be willing to provide to Chad's affairs as a member of the Board.

In considering how attentive a director McDowell would be, you should be aware that in 2001, as a director of the publicly held Maxus Realty Trust (MRTI), according to MRTI's 2002 proxy statement, McDowell attended only 60% of MRTI's board meetings.

Institutional Shareholder Services (ISS), the nation's leading independent voting advisory service, recommended a vote to `Withhold" on McDowell's election to the Maxus Board in 2002 on the basis of his poor attendance. ISS stated in its opinion:

      "We believe high absenteeism warrants withholding votes from directors. In our opinion, directors who fail to attend meetings are not able to fulfill their fiduciary obligations or adequately represent shareholder interests." *

*permission to use neither sought nor obtained

Furthermore, MRTI's 2003 proxy statement reports that on three separate occasions McDowell failed to timely make required SEC filings:

      ".....Monte McDowell did not file Form 4s in 2000 to report his revocable trust's acquisition of 875 shares and his minor son's acquisition of 4,009 shares in a custodial account in which Mr. McDowell is the custodian
      and.....David L. Johnson and Monte McDowell did not file Form 4s to report
      Mr. Johnson's contribution of 17,600 shares to MFJF.... on November 18,
      2002."

[Note: Form 4s are required to be filed with the SEC by officers, directors and 10% holders to report purchases and sales of company stock. According to the MRTI proxy, MFJF is a partnership in which McDowell holds a majority interest and David Johnson and a Johnson related company own 49%].

If McDowell wants to add Chad as another directorship to his schedule, how confident are you of the level of attention he would pay to Chad's affairs?

                         We are Working for the Benefit
                       Of the Company and Our Shareholders

When you look carefully, McDowell has very few concrete suggestions for Chad, simply misguided criticisms and general statements which recommend Chad review "strategic alternatives" in various aspects of its business - something we consider all the time! In the normal exercise of our fiduciary obligations, your Board and Management team considers numerous alternatives for enhancing shareholder value and reviews all aspects of Chad's business.

Our plan is working. Our results are improving. Chad's growth is continuing. Don't allow McDowell to disrupt our successful program at Chad. We urge you to continue to support your Board and Management team by signing, dating and returning the enclosed WHITE proxy card today.

                      On behalf of the Board of Directors,


        /s/ Earl L. Yager                       /s/ Thomas E. Jones

        Earl L. Yager                           Thomas E. Jones
        President                               Chief Executive Officer

                            SUPPLEMENTAL INFORMATION

How We Intend to Vote.

We are soliciting your proxy in order to vote FOR the election of all three of the Board of Directors' nominees: James M. Brophy, Kathleen M. Fisher and Philip Wolfstein. The enclosed WHITE proxy card, and all other proxy cards previously disseminated by us, will be voted as directed, or if no directions are given, FOR the election of Mr. Brophy, Ms. Fisher and Mr. Wolfstein. In addition, the proxy card provides us with the discretion to cumulate and allocate your votes in the event cumulative voting is in effect at the Annual Meeting of Shareholders. Although we do not intend to seek cumulative voting, subsequent to the dissemination of our proxy materials, McDowell Investments, L.P. advised of its intention to exercise cumulative voting rights at the Meeting.

If cumulative voting is in effect at the Meeting, we will seek to exercise our discretion to cumulate and allocate your votes in such a manner as to elect all three of the Board's nominees. If we determine, however, that we do not have sufficient votes to elect all three nominees, we intend to allocate the votes represented by the proxies to elect Kathleen M. Fisher and James M. Brophy.

If you have previously submitted your proxy to us and do not object to the manner in which we intend to vote, you need not take any further action.

If you have previously submitted your proxy to us and wish to change your voting instructions, then you may take one of the following actions to revoke or limit your proxy:

      (1) You may submit to us the accompanying WHITE proxy card marked to indicate that you are withholding approval for one or more of the Board's nominees. In such event, we will not allocate any of your votes to any nominees for whom you have withheld your approval.

      (2) You may attend the Meeting and vote in person, thereby revoking any previously delivered proxy.

      (3) You may revoke your proxy in a writing delivered to the Company prior to the Meeting stating that your proxy is revoked. Please note that if you revoke your proxy and do not attend the Meeting or provide a new proxy to a person attending the Meeting, then your shares will not be voted at the Meeting.

      (4) You may revoke your proxy by submitting a later dated proxy card to any person other than to the Company.

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Please sign, date and return the Board of Directors WHITE proxy card today. DO
NOT return any gold proxies you may receive from McDowell. If you have returned a gold proxy to McDowell by mistake, you have every right to revoke your vote and support the Board by signing, dating and returning a later dated WHITE proxy. Only your latest dated proxy counts.

If you hold your shares in street-name, please return the WHITE proxy in the envelope provided by your brokerage firm or bank.

If you have any questions about the issues in this proxy contest, please call Earl Yager at Chad, 818-882-0883, ext. 223. For assistance in voting your WHITE proxy, please contact our proxy solicitor, Morrow & Co., Inc. at 800-607-0088.

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Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995

The foregoing statements regarding prospects for future earnings and revenues, future sales trends for the OXYMATIC 400 series and CYPRESS conservers and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the OXYMATIC 400 series and CYPRESS conservers, changes or proposed changes in health care reimbursement which affect home care providers and CHAD's ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the OXYMATIC 400 series and CYPRESS conservers and products under development will depend on their efficacy, reliability and the health care community's perception of the products' capabilities and benefits, the degree of acceptance the products achieve among home care providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this letter can be found in the Company's annual and quarterly reports filed with the Securities and Exchange Commission under the caption "Outlook: Issues and Risks."

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Please sign, date and return the enclosed Board of Directors WHITE proxy card today. If you have already returned a gold card to McDowell, you have every right to revoke your vote by signing and returning a later dated WHITE proxy card in the envelope provided. Only your latest dated proxy counts.

If you hold your shares in street-name, please return your WHITE proxy card in the envelope provided by your brokerage firm or bank.

If you wish to discuss any of the issues in this proxy contest, please call Earl Yager at Chad, 818-882-0883, ext.223. For assistance in voting your WHITE proxy card, please call our proxy solicitor, Morrow & Co., Inc. at 800-607-0088.

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

                            CHAD THERAPEUTICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Thomas E. Jones and Earl L. Yager, and either of them, as Proxyholders, with the full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all the shares of voting capital stock of Chad Therapeutics, Inc. held of record by the undersigned at the close of business on July 14, 2003 (and in the case of item 1 to cumulate and allocate said votes for directors in his discretion), at the Annual Meeting of Shareholders to be held on September 9, 2003, and at any and all adjournment(s) thereof.

      The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSAL 2.

      In their discretion the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

                (Continued and to be signed on the reverse side)

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  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
     "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|
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1.    ELECTION OF DIRECTORS:

Nominees:

Philip Wolfstein
James M. Brophy
Kathleen M. Fisher

                FOR ALL
                NOMINEES                        WITHHELD

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For, except vote withheld from the following nominee(s):

________________________________________________________

2. Proposal to ratify the appointment of KPMG LLP as independent Certified Accountants and Auditors.

        FOR                     AGAINST                 ABSTAIN

        |_|                       |_|                     |_|

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

________________________________________________________________________________
Dated


________________________________________________________________________________
(Signature)


________________________________________________________________________________
(Signature)


________________________________________________________________________________
(Title)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.